Exhibit 99.1

THOMA BRAVO COMPLETES ACQUISITION OF RIVERBED TECHNOLOGY

SAN FRANCISCO, CA – April 24, 2015 – Thoma Bravo, a leading private equity investment firm, has completed its acquisition of Riverbed Technology, Inc., the leader in application performance infrastructure. Teachers’ Private Capital, the private investor department of Ontario Teachers’ Pension Plan, was also an investment partner in the transaction. The acquisition is valued at approximately $3.5 billion, with Riverbed stockholders receiving $21.00 per share in cash. With the transaction’s close, Riverbed stock has ceased trading on the NASDAQ under the ticker symbol RVBD.

“Riverbed is a clear industry leader and significant addition to our portfolio of software companies,” said Seth Boro, a managing partner at Thoma Bravo. “Our team is looking forward to building upon Riverbed’s world class customer support and delivering its market-leading product portfolio to even more enterprise customers.”

“With this acquisition now complete, our team can begin to move forward with the strategic initiatives that will take us to the next stage of growth,” said Jerry M. Kennelly, chairman and CEO of Riverbed. “As a private company, Riverbed is better positioned to pursue our long term goals, and has greater flexibility to develop best-of breed technologies that deliver superior application performance for our customers. This flexibility, alongside Thoma Bravo’s deep experience growing companies in the application performance space, makes us very excited about the future.”

“We’re pleased to have the opportunity to partner with Jerry and the entire Riverbed team.” said Robert Sayle, a partner at Thoma Bravo. “The application performance sector is poised to see even greater advances in the coming years, and we look forward to helping Riverbed realize its tremendous growth potential.”

For Riverbed, Qatalyst Partners and Goldman, Sachs & Co. served as financial advisors, and Wilson Sonsini Goodrich & Rosati, Professional Corporation served as the company’s legal advisor. Kirkland & Ellis served as legal advisor to Thoma Bravo; and Barclays, Citigroup, Credit Suisse and Morgan Stanley served as financial advisors on the transaction.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm seeks to create value by collaborating with company management to improve business operations and provide capital to support growth initiatives. Thoma Bravo invests with a particular focus on application and infrastructure software and technology enabled services. The firm currently manages a series of private equity funds representing more than $8.5 billion of equity commitments.

About Riverbed Technology, Inc.

Riverbed, at more than $1 billion in annual revenue, is the leader in Application Performance Infrastructure, delivering the most complete platform for the hybrid enterprise to ensure applications perform as expected, data is always available when needed, and performance issues can be proactively detected and resolved before impacting business performance. Riverbed enables hybrid enterprises to transform application performance into a competitive advantage by maximizing employee productivity and leveraging IT to create new forms of operational agility. Riverbed’s 26,000+ customers include 98% of the Forbes Global 100 and 97% of the Fortune 100. Learn more at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

About Ontario Teachers’ Pension Plan

Ontario Teachers’ Pension Plan is Canada’s largest single-profession pension plan with C$140.8 billion in net assets as of Dec. 31, 2013. It pays pensions and invests plan assets on behalf of 307,000 working and retired teachers. Established as an independent organization in 1990, it has built an international reputation for innovation and leadership in investment management and member services. Teachers’ employs more than 1,000 employees at its head office in Toronto, Canada, and investment offices in London, Hong Kong, and New York. Teachers’ Private Capital is the private equity arm of Teachers’, and currently has $15 billion of invested capital.

CONTACTS

For Thoma Bravo:

LANE

Jeff Segvich

503-546-7870

jeff@lanepr.com

For Riverbed Technology:

INVESTORS:

Shanye Hudson

415-527-4709

shanye.hudson@riverbed.com

MEDIA:

Shawn Dainas

415-527-4537

shawn.dainas@riverbed.com